Theravance Retains Full Ownership of Gastrointestinal Motility Dysfunction Program and TD-1792 Antibiotic

GSK Does Not Exercise Option on GI Motility Dysfunction Program and Astellas Does Not Exercise Option on TD-1792

SOUTH SAN FRANCISCO, CA -- 09/06/2007 -- Theravance, Inc. (NASDAQ: THRX) today announced that GlaxoSmithKline plc (NYSE: GSK) has elected not to exercise its option to license Theravance's Gastrointestinal (GI) Motility Dysfunction program under the terms of the companies' 2004 Strategic Alliance Agreement and that Astellas Pharma Inc. has elected not to exercise its option to license compound TD-1792 under the terms of the companies' 2005 License, Development, and Commercialization Agreement. Theravance retains all rights to develop and commercialize these assets on its own or in partnership with other companies.

"We are very excited to retain full ownership of two compounds that have recently achieved positive proof-of-concept in large Phase 2 clinical studies," said Rick E Winningham, Chief Executive Officer at Theravance. "For TD-5108, we look forward to our upcoming end-of-phase 2 meeting with the FDA and to continuing the development of this potential medicine for patients suffering from GI motility disorders. We believe there is a significant unmet medical need for these patients due to the limited treatment options available today. For TD-1792, we believe that the positive results of the Phase 2 study in complicated skin and skin structure infections warrant the evaluation of this compound in more serious infections such as bacteremia, and additional work in support of this objective is underway."

About TD-5108

TD-5108 was discovered by Theravance through the application of its multivalent drug design in a research program dedicated to finding new treatments for GI motility disorders. TD-5108 is a potent, highly selective agonist with high intrinsic activity at the 5-HT4 receptor. Relative to other 5-HT receptor types, TD-5108 is > 500-fold selective for binding to the human 5-HT4 receptor. Theravance anticipates that the high degree of selectivity of TD-5108 provides the potential for it to become a next-generation medicine for the treatment of patients with severe constipation and possibly constipation-predominant irritable bowel syndrome. The goal of the GI Motility Dysfunction program is to develop an effective and well-tolerated medicine with once-a-day oral dosing.

In an approximately 400-patient, randomized, double-blind, and placebo-controlled Phase 2 clinical study in chronic constipation with TD-5108, all three doses of TD-5108 achieved statistical significance in the primary endpoint of increased number of spontaneous bowel movements (SBM) per week over baseline compared with placebo, as well as statistical significance in key secondary endpoints. At the two lowest doses, TD-5108 was well tolerated with a low incidence of adverse events.

About Gastrointestinal Motility Dysfunction

Gastrointestinal motility dysfunction, a major contributing factor to many disorders of the GI tract, refers to the abnormal rate and coordination of food moving out of the stomach and through the rest of the digestive tract. Reduced GI motility can cause symptoms of bloating, nausea, pain and constipation and can adversely affect quality of life. Disorders of reduced motility include chronic constipation, constipation predominant irritable bowel syndrome, functional dyspepsia, and delayed gastric emptying.

About TD-1792

TD-1792 is a highly potent, bactericidal, once-daily antibiotic discovered by Theravance through the application of multivalency. The goal of the TD-1792 clinical program is to develop a next-generation antibiotic with a better therapeutic index than vancomycin for the treatment of serious infections caused by methicillin-resistant Staphylococcus aureus (MRSA). TD-1792 demonstrated marked bactericidal activity in vitro and was approximately 30-fold more potent than vancomycin against MRSA and approximately 100-fold more potent than oxacillin against methicillin-sensitive Staphylococcus aureus (MSSA).

In an approximately 200-patient Phase 2 clinical study evaluating the safety and efficacy of TD-1792 in the treatment of complicated skin and skin structure infections (cSSSI) caused by Gram-positive bacteria, including resistant strains such as MRSA, TD-1792 met its primary endpoint of non-inferiority compared to vancomycin and met key secondary endpoints.

Conference Call and Webcast Information

The company has scheduled a conference call to discuss this announcement today at 5:00 p.m. Eastern Daylight Time. To participate in the live call by telephone, please dial 800-819-9193 from the U.S., or 913-981-4911 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company's web site for 30 days through October 6, 2007. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on September 20, 2007 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 2848279.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, four are in late stage -- its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc., the Gastrointestinal Motility Dysfunction program, the Beyond Advair collaboration with GlaxoSmithKline plc, and TD-1792 for the treatment of serious Gram-positive infections. By leveraging its proprietary insight of multivalency toward drug discovery focused on validated targets, Theravance is pursuing a next generation strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies and regulatory review, statements regarding the potential benefits and mechanisms of action of drug candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Item 1A of Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2007, and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:
Allison Parker
Director, Investor Relations
650-808-4100
investor.relations@theravance.com